Exhibit 16.1

Deloitte & Touche LLP Suite 200 350 South Grand Avenue Los Angeles, CA 90071-3462 USA

Tel: + 1 213 688 0800 Fax: + 1 213 688 0100 www.deloitte.com
June 16, 2011
United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Apartment Trust of America, Inc. (f/k/a/ Grubb & Ellis Apartment REIT, Inc.) Form 8-K dated June 17, 2011, and have the following comments:
1.	We agree with the statements made in section (a) of Item 4.01 in regard to changes in registrant’s certifying accountant.

2.	We have no basis on which to agree or disagree with the statements made in section (b) of Item 4.01 in regard to changes in registrant’s certifying accountant.
Yours truly,
Member of
Deloitte Touche Tohmatsu